                                                                      Exhibit 11

                       COMPUTATIONS OF PER SHARE EARNINGS


                                                           Three Months Ended June 30      Nine Months Ended June 30
                                                           --------------------------    -----------------------------
                                                                1996          1995            1996            1995
                                                           ------------   -----------    -------------   -------------
PRIMARY

    Weighted average shares outstanding                      10,143,397    10,060,975       10,326,354       9,993,576
    Net effect of dilutive stock options - based
        on the treasury stock method using
        average market price                                       --         908,648             --           904,580
                                                           ------------   -----------    -------------   -------------
    Total                                                    10,143,397    10,969,623       10,326,354      10,898,156
                                                           ============   ===========    =============   =============

    Net income (loss) from continuing operations           $   (362,442)  $ 2,472,760    $     631,937   $   3,817,408
    Subtract $0.08 cumulative preferred
      stock dividends                                            (6,713)       (6,713)         (20,138)        (65,878)
                                                           ------------   -----------    -------------   -------------
    Subtotal                                                   (369,155)    2,466,047          611,799       3,751,530
    Discontinued operations                                    (500,326)      689,601       (1,608,167)       (135,398)
                                                           ------------   -----------    -------------   -------------
     Total                                                 $   (869,481)  $ 3,155,648    $    (996,368)  $   3,616,132
                                                           ============   ===========    =============   =============

    Net income (loss) per share from
       continuing operations                                     ($0.04)        $0.22           $ 0.06           $0.34
                                                                 ======         =====           ======           =====
    Net income (loss) per share                                  ($0.09)        $0.29           ($0.10)          $0.33
                                                                 ======         =====           ======           =====


FULLY DILUTED (NOTES 1 AND 2)

Weighted average shares outstanding                                        10,060,975                        9,993,576
Net effect of dilutive stock options - based
     on the treasury stock method using the
     period-end market price, if higher than
     the average market price                                                 939,536                          929,729
                                                                          -----------                    -------------
Total                                                                      11,000,511                       10,923,305
                                                                          ===========                    =============

    Net income (loss) from continuing operations                          $ 2,472,760                    $   3,817,408
    Subtract $0.08 cumulative preferred stock dividends                        (6,713)                         (65,878)
                                                                          -----------                    -------------
    Subtotal                                                                2,466,047                        3,751,530
    Discontinued operations                                                   689,601                         (135,398)
                                                                          -----------                    -------------
     Total                                                                $ 3,155,648                    $   3,616,132
                                                                          ===========                    =============

    Net income (loss) per share from continuing operations                      $0.22                            $0.34
                                                                                =====                            =====
    Net income (loss) per share                                                 $0.29                            $0.33
                                                                                =====                            =====

Notes

(1) For the three month period ended June 30, 1996 and 1995, and for the nine month period ended June 30, 1996, a net loss was incurred, therefore the effect of common stock equivalents is anti-dilutive under both the primary and fully diluted stock computations.

(2) For the nine month period ended June 30, 1995, under the treasury stock method, the period-end market price is less than the average market price during the period, therefore the effect is anti-dilutive. However, the per share share amount is the same under both the primary and fully-dilutive computations.